Exhibit 99.1

Date:	March 11, 2005

Contact:	Lisa Capps
Investor Relations
Westcorp
Phone: (949) 727-1002
Email: Investor_Relations@Westcorpinc.com

Westcorp and WFS Financial Announce Resignation of its Chief Financial Officer

Irvine, CA Westcorp (NYSE: WES), the diversified financial services company whose principal subsidiaries are WFS Financial Inc (Nasdaq: WFSI) and Western Financial Bank announced today that Lee Whatcott, Chief Financial Officer for each of Westcorp, the Bank and WFS has resigned from his positions at the companies to assume a position at another company.

Commenting on the move, Thomas Wolfe, President of Westcorp and President and CEO of WFS, said “it has been a pleasure to work with Lee and we appreciate his hard work and dedication, including the completion of the audits of the year-end financial statements. In addition, Lee helped the Company successfully navigate the internal control report process pursuant to Section 404 of Sarbanes-Oxley. We wish Lee success in his career.”

In addition, the Company announced that Mark Olson was appointed interim Chief Financial Officer of WFS, Westcorp and the Bank.

Westcorp is a financial services holding company whose principal subsidiaries are WFS Financial Inc and Western Financial Bank. Westcorp is a publicly owned company whose common stock is traded on the New York Stock Exchange under the symbol WES. Information about Westcorp can be found at its web site at www.westcorpinc.com.

Westcorp, through its subsidiary, WFS Financial, is one of the nation’s largest independent automobile finance companies. WFS Financial specializes in originating, securitizing, and servicing new and pre-owned prime and non-prime credit quality automobile contracts through its nationwide relationships with automobile dealers. Information about WFS Financial can be found at its web site at www.wfsfinancial.com.

Westcorp, through its subsidiary, Western Financial Bank, operates 20 retail bank branches and provides commercial banking services in Southern California. Information on the products and services offered by the Bank can be found at its web site at www.wfb.com.